Exhibit 99(n)(ii)
Powers of Attorney
     KNOW ALL MEN BY THESE PRESENTS, that each person whose name appears below nominates, constitutes and appoints Carter W. Austin (and Bruce N. Alpert or James McKee with power of substitution) as his true and lawful attorney-in-fact to make execute and sign all amendments and supplements to the Registration Statement on Form N-2 under the Securities Act of 1933 and the Investment Company Act of 1940 of the GABELLI GLOBAL DEAL FUND (the “Fund”) and to file with the Securities and Exchange Commission, and any other regulatory authority having jurisdiction over the offer and sale of shares of beneficial interest, par value $.001 per share of the Fund, and any and all exhibits and other documents requisite in connection therewith, granting unto said attorneys and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done and about the premises as fully to all intents and purposes as the undersigned officers and Trustees themselves might or could do.

IN WITNESS WHEREOF, each of the undersigned officers and Trustees have hereunto set there hand this 8th day of November, 2006.

/s/ Anthony J. Colavita	/s/ Arthur V. Ferrara

Anthony J. Colavita	Arthur V. Ferrara
Trustee	Trustee

/s/ James P. Conn	/s/ Mario J. Gabelli

James P. Conn	Mario J. Gabelli
Trustee	Trustee

/s/ Clarence A. Davis	/s/ Michael J. Melarkey

Clarence A. Davis	Michael J. Melarkey
Trustee	Trustee

/s/ Mario D’Urso	/s/ Edward T. Tokar

Mario D’Urso	Edward T. Tokar
Trustee	Trustee

/s/ Salvatore J. Zizza

Salvatore J. Zizza
Trustee